3Q 2003 Earnings Presentation

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Danny Huff:

Thank you very much and welcome to the call. Thank you for joining us this morning. Before we start the call, I just wanted to take a minute to report to those of you who don't already know that Rich Good, whose voice you normally hear at the start of our call, is retiring effective November 1st. As most of you know, Rich has been a constant trustworthy source of information for investors and analysts having served GP with dedication for over 35 years. He will be truly missed, especially by me, he's a good friend. And I'm sure you will join me in wishing him the best in his retirement.

Several of you may already have met Rich's replacement, Meg Nollen. For those of you who haven't, I'm sure you will in the near future. Meg joins GP from Dynegy. Under her leadership, Dynegy attracted strong analyst coverage and increased institutional shareholder ownership. She served as Director of Investor Relations for Enron Corp. before that, between '96 and '98, and has as the Director of Finance and Administration for the Houston Symphony Society for two years prior to that. Meg has held positions in finance with Transco Energy Company, Rice University and the University of Texas System, NationsBank and First City Texas.

So Meg, welcome and let me turn the call over to you for the first time.

Meg Nollen:

Well thank you, Danny, and good morning, everyone. In addition to Danny, this morning we also have our Chairman and Chief Executive Officer, Pete Correll; our President and Chief Operating Officer, Lee Thomas; and there's several others available to help us out with questions, but please be aware we'll start off with of course our Safe Harbor discussion and of course you can read that in detail. It's on our release and on our webcast and in all of our SEC filings, and I'll cover that language in more detail at the end of the call.

But during the course of this call we expect non-GAAP financial measures will be discussed and we refer you to our Internet website for the reconciliation of those measures to GAAP financial measures.

For those of you who are listening to the webcast you can also view a slide show that accompanies our comments and a copy of that presentation is also posted to our website at gp.com/Investor.

So now let me turn the call over to Pete Correll.

Pete Correll:

Thanks Meg, and I want to thank all of you for joining us this morning. Of course we're very pleased with our overall results this quarter. It's the best quarter we've had in eight quarters. The supply and demand conditions in structural panels resulted in record high pricing and our Building Products profits were at levels we haven't seen since 1999.

Other businesses showed improvements or at least held their own. Profit improved in consumer products in the face of a very competitive retail pricing environment and I'm really excited about the future prospects of this business as we prepare to launch a dramatically improved Brawny® towel and other new and improved products.

We're also continuing to make excellent progress in our cost improvement and our working capital initiatives, and we continue to make significant progress on debt reduction. We generated enough cash to reduce debt by $279 million and increase our cash by $49 million.

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To summarize our third quarter results, we reported GAAP income of $189 million or 75 cents a share in the third quarter, including several unusual items. We recorded pretax income of $118 million or 29 cents per share for an increase to the company's estimated asbestos and receivables which Danny will discuss later in the call. This was partially offset by a pretax charge of $21 million or five cents a share after tax on a previously announced containerboard antitrust settlement. Also noteworthy during the quarter were total pretax charges of $34 million or eight cents a share after tax primarily for asset impairments and severance costs.

Slide 3

Profit before interest, income tax and unusual items was $395 million for the third quarter, up $99 million or 33% from the second quarter of this year. Profits in our Building Products Businesses were $208 million, nearly four times the profits in the second quarter and the highest quarterly profit for the business in the past four years. Our Consumer Products Business reported higher profits as very competitive pricing was more than offset by higher shipments and reduced manufacturing, SG&A and advertising costs. Profits in our other operating segments were relatively flat.

Excluding the asbestos receivables adjustment and the settlement of the containerboard class action, our corporate and other segment expenses were $112 million in the third quarter, up $49 million from the second quarter. Most of that increase was good news. As you'll remember, we exchanged most of our outstanding options and SARS during the year so our stock went up, and we had a charge as well as a $12 million one-time pension settlement cost.

For the fourth quarter, we remain comfortable with our previous guidance on this part of the segment of $85 to $95 million.

I've asked Lee Thomas to comment more specifically on each operating segment's results and you'll hear from him in a moment.

Slide 4

Natural gas costs, while significantly higher than a year ago, have headed down from their first quarter seasonal peak. Our total natural cost was $77 million for the quarter. Year to date we spent $256 million for natural gas, which is 45% more than we spent for the first nine months of last year.

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Slide 5

Our total wood costs were flat with the second quarter as were log prices. Hardwood pulpwood remained tight with prices up 20% from year ago level, but we saw some easing in pine.

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During the third quarter we made capital investments of $170 million, bringing our year-to-date investment to $480 million. Most of the investment is in our Consumer Products Business including the new TAD machine in Wauna, Oregon, which will be completed late this year or early next year.

We have lowered our estimate for full year spending to $725 million from our original plan of 750, and we'll continue to review our spending and may be able to do a little better than that number.

Ordinarily at this point in our presentation I give you information on downtime taken in our mills during the past quarter. As I said earlier, last quarter we paid $21 million to settle a class action suit involving allegations that we and other companies in the containerboard industry conspired to fix prices by taking downtime to restrict supply. As you saw on the release at that time, we felt very strongly that we were innocent of any of these allegations but we still have other cases involving the same facts and they are pending.

The plaintiffs' lawyers allege, among other things, that exchanging downtime information was one of the ways the defendant companies conspired to fix prices. Of course, disclosure of this information has been intended for our analysts and investor community so they could better understand our results.

We have concluded that in this day and age, the risk of class action antitrust litigation are so great that we cannot take the chance that our communications could be used against us. As a result, we will no longer provide downtime information, but we'll continue to provide information on shipments. We sincerely regret having to take this unfortunate step, but until we have more confidence in the litigation system of this country, we must take steps to protect ourselves and our shareholders.

Before Lee discusses our segment results in more detail, let me conclude my remarks by saying that over the past three years we've made great strides in our Consumer Products Business. We've successfully merged Fort James operations, shed non-strategic assets, and have improved our efficiencies. And our team is demonstrating their ability to compete in this marketplace.

We are in an excellent position to begin reaping the benefits of our efforts such as our launch of the new higher quality Brawny towel, the segmentation of our brand, and significant quality and positioning upgrades in a number of other products that we'll be updating you on as we move ahead.

Now I'll turn it over to Lee Thomas who will take you through the segments. Lee?

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Slide 7

Lee Thomas:

Thanks, Pete. I'm going to start off with the North American Consumer Products Segment and in the third quarter we recorded an operating profit of $164 million; that compares with a profit of $147 million in the second quarter. Our tissue results continue to be impacted by heavy promotional discounting in the retail brands. We're continuing to invest in shelf space in anticipation of the launch of our new products. In retail, prices were off 3% from the second quarter. That was offset by higher volumes which increased by about 4% in overall shipments, quarter over quarter.

We also reduced our manufacturing costs and our other expenses including SG&A in this business. We did not incur some of the machine closure costs in our Old Town Mill that we had in the second quarter, and we also saw some moderation of the cost of recycled paper and natural gas.

As expected, profits in our Dixie® business declined. That's more of a seasonal effect. Case volume was down about 9% from the second quarter while the average price per case increased slightly. We're really having success with a number of our new products in Dixie that we've introduced this year including our Coca-Cola® cups, our Krazy KrittersTM plates, and our Dixie to go food service containers.

As Pete said, we'll soon officially launch our new improved Brawny towel and also our Quilted Northern® bath tissue. The Brawny launch will come first over the next few months. In initial testing, consumers rated the new Brawny significantly better on the attributes that are important to them. The product's unique formulation creates a towel that's absorbent, soft and minimizes lint.

Our improved Brawny and new "Brawny Man" packaging, along with our new Quilted Northern, will be key to the success of our brand strategy of growing dollar share and more effectively competing with the leading brands in the marketplace and it is evidence of the execution of the overall strategy we developed over two years ago, when we acquired Fort James.

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Profits from our International Consumer Products Business was $41 million in the third quarter which compares with about $39 million in the second quarter. This includes all of our European business and some small tissue joint ventures outside of Europe. Shipment volumes were down about 4% from the second quarter. Prices were up about 1% on a constant dollar basis. Business also benefited from a slight decrease in fiber costs over the second quarter.

Slide 9

Now turning to the Packaging Segment, packaging reported a quarter of $77 million in the third quarter. That's down $5 million from the second quarter and comparable to the same quarter last year. When I look at the second quarter, we have to exclude the $18 million gain on the sale of some of the packaging assets that were reflected in that second quarter.

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I should also mention that the charge for the settlement of the containerboard class action lawsuit was recorded in our Other/Corporate Expense segment and does not impact any of our reported packaging results.

Our box prices were down from the second quarter, fairly consistent with industry publications and slightly less than containerboard prices. Year-to-date, our shipments compare favorably with the Fibre Box Association numbers. Year-to-date, our shipments are up about 1% compared with a decline for the industry of about 2%. Secondary fiber and energy costs, as I've said before, moderated in this segment and we also benefited from continued efforts to reduce our overall manufacturing costs.

Although some of the more recent statistics indicate an economic improvement, it has not been evidenced in our box shipments. Basic brown boxes were flat second to third quarter.

Slide 10

Turning to the Bleach, Pulp and Paper Segment, we reported a profit of $17 million in the third quarter, compared to $13 million in the second quarter. Third quarter results included a $7 million loss from our equity ownership in Unisource. Now remember, that is the 40% share of the after tax after interest net income of Unisource. If you compare on an apples to apples basis to the same quarter last year, it would have reflected a $4 million positive this quarter compared to a $4 million negative last year. So actually we've seen improvement there.

Fluff pulp, bleach board and kraft paper profits increased from the second quarter, while market pulps and paper were weaker. Late in the second quarter market pulp prices had begun to fall off. In what is normally a weaker period for demand, prices continued down during the third quarter with baled pulp prices averaging about 4% lower than in the second. Additionally, prices for uncoated freesheet also declined about 4%.

Slide 11

Now let me turn to the Building Products Segment. As Pete noted, the building products reported the best quarter results we've seen since 1999. Our Building Products Manufacturing Segment recorded an operating profit of $156 million in the third quarter, nearly four times it's second quarter profit of $39 million. The third quarter results included total of $21 million in charges for asset impairments, facility closures and severance costs. Most of the improvement was in structural panels, however, there was improvement also in lumber and gypsum profits over the second quarter results. Our particleboard and chemical results were basically flat second to third quarter.

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Slide 12

The run-up in structural panels that had begun in the second quarter continued throughout the third quarter. Demand from residential housing construction was very strong. Inventories were lean. Prices for some products reached all time record highs. Our third quarter average mill prices for oriented strand board increased by $105.00 per thousand square feet from the second quarter. Now that's on a 3/8 inch basis to make this comparable. Plywood was up $48.00 on the same unit measure.

Combined, the improved profit from our structural panels mills accounted for a 30 cents per share improvement to our bottom line over the second quarter.

Entering the fourth quarter, structural panels prices remain higher than the third quarter average. Clearly we expect prices to fall during the fourth quarter as construction has a seasonal slowdown. The timing and magnitude of the decline will depend a lot on the weather. Speaking of the weather, I'm proud of the efforts our employees put into responding to the demands of customers and consumers during hurricane Isabelle's approach to the east coast this year.

Slide 13

Now the Building Products Distribution Segment. This business had an outstanding quarter earning a profit of $52 million, up $31 million from the second quarter. Most of that improvement was the result of higher structural panel prices and stronger third quarter demand. We've implemented a number of growth and cost initiatives in this business segment. Leveraging our distribution expertise, these programs include providing new supply chain solutions to both existing and new customers, increasing penetration of the industrial customer segments, and employing six-sigma project methodology to eliminate waste and improve process efficiency.

As you know, we're exploring strategic alternatives for the distribution business including its possible sale. This is consistent with our strategic direction, which we've articulated for the past several years, to create shareholder value by sharpening the focus on Georgia Pacific's more stable consumer oriented businesses and our goals of reducing debt and strengthening our balance sheet.

Slide 14

Now let me update on our asbestos litigation. Our liability and defense payments totaled $134 million in the first nine months of the year, and that includes $45 million in the third quarter. Payments year-to-date are in line with our projections. We also received $77 million of insurance proceeds year-to-date which included $3 million in the third quarter. This is also in line with our projections.

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Year-to-date approximately 34,100 new asbestos claims have been filed against us. That's up 2,000 from last year; however, you may recall it was a spike in new claims filed in Mississippi earlier this year that was related to tort reform legislation in that state. We don't expect these claims to significantly affect our future payments. Third quarter filings were only 4,600 cases compared to 14,600 in the third quarter of 2002.

While Danny will discuss in more detail the receivables adjustment, we don't see any developments in the third quarter that altered our view of the company's existing asbestos liabilities.

Now in addition to managing our litigation, we've also been involved as I said before in the overall tort reform efforts at both the state and the federal levels. We're encouraged that lawmakers in Washington continue in serious discussions of national legislation. It would fairly treat everyone affected by asbestos, and we're particularly pleased with the news from yesterday afternoon that due to the leadership of Senator Frist, we now have agreement between the defendant companies and the insurance companies on an overall funding approach for a trust fund and therefore reviving the chances of the Senate dealing with Senate Bill 1125.

Now Danny, I'm going to turn it over to you for some further financial issues.

Danny Huff:

Thanks, Lee. Let me start with that asbestos receivables transaction that Lee referred to. During the third quarter we reached agreements with two of our larger insurance carriers to confirm the amounts of insurance that we will be able to recover through 2012 for our asbestos liabilities. These recoveries are larger than we had assumed when we calculated our total insurance receivables at the end of 2002. So as a result, we have increased our asbestos insurance receivable by $118 million in the third quarter. That's $74 million after tax or 29 cents per share. We expect to monetize a portion of our overall asbestos insurance receivables in the fourth quarter given the certainty that's been given to us.

While this adjustment lowers our net asbestos liability after insurance for the period through 2012, we will, consistent with our normal practice of maintaining a rolling ten year estimate, add a tenth year to our estimate at the end of 2003.

Slide 15

Now turning to the debt and liquidity, we generated enough cash during the quarter to reduce debt, as Pete said, by approximately $280 million and increased our cash by $49 million. We reduced operating working capital despite large increases in building products receivables which resulted from higher prices. Most of these reductions were in inventory as our initiatives continue to provide fruit on working capital constraint.

At the end of the quarter, we had $791 million drawn under our $3 billion bank credit agreement, taking into account about $600 million in letters of credit, our available credit at the end of the quarter was appropriately $1.6 billion. Our EBITDA, adjusted to exclude unusual items, increased to $656 million in the third quarter. That's up $99 million from the second quarter. And I should note that there's a reconciliation of our adjusted EBITDA number to GAAP cash from operations and it can be found at our website at gp.com/investor.

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We remain in compliance with our bank covenants with a leverage ratio of 61.4% and an interest coverage ratio of 2.43 for the quarter. Our debt maturities are manageable. We have about $280 million in notes and debentures due in the fourth quarter this year and about 700, again all old Fort James debt, that comes due next year. We expect to repay most of all those maturities with free cash from operations.

With that, I'll turn it back over to Pete.

Pete Correll:

As I said earlier, I'm really pleased with how we performed this quarter. We can't be satisfied. We're a long way from our goal, but it's nice to see it's on the way. It's especially gratifying to see that building products really is a cyclical business and not one that's dead and we had a great quarter finally. The most exciting thing continues to be, though, the culmination of the strategy of bringing Fort James into Georgia-Pacific, the product rollouts, the product positioning, the redoing the quality and setting ourselves up for a strong 2004.

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